Exhibit 99.1

EARNINGS RELEASE

For Immediate Release
Contact: Raymond M. Soto (203) 853-0700

BOLT TECHNOLOGY ANNOUNCES FIRST QUARTER RESULTS

NORWALK, CT., October 27, 2011 – Bolt Technology Corporation (NASDAQ Global Select Market: BOLT) today announced financial results for the first quarter of fiscal year 2012, the three months ended September 30, 2011.

For the quarter ended September 30, 2011, sales amounted to $9,572,000 compared to $8,534,000 in last year’s first quarter.  Net income for the quarter amounted to $720,000 ($0.08 per share) compared to $1,433,000 ($0.17 per share) last year.

Raymond M. Soto, Bolt’s chairman, president and CEO, commented, ”Our operating results for the first quarter of fiscal year 2012 reflect a sales increase of 12% but a net income decrease of  50%, compared to the first quarter of fiscal year 2011.  The increase in sales is primarily attributable to the inclusion of sales of the SeaBotix underwater robotic vehicle business, which we acquired as of January 1, 2011, and increased sales reported by our seismic energy source business.  The increase in sales was partially offset by decreased sales in our underwater cables and connectors and our seismic energy source controller businesses.  The decrease in net income was primarily due to a net loss reported by SeaBotix Inc. and decreases in net income from our underwater cables and connectors and seismic energy source controllers businesses.  Our balance sheet remained strong during the quarter as working capital increased to $49,288,000 at September 30, 2011, including cash of $31,332,000, and we remained debt free.

Mr. Soto continued, “Although the results of the first quarter of fiscal year 2012 are somewhat disappointing, there were several positive developments during the quarter, including our seismic energy source business received orders to equip two new seismic exploration vessels, our underwater cables and connectors business received an initial order for our SSMS Distributed Air Management System and our SeaBotix underwater robotic vehicle business received almost $5,000,000 in new orders during the quarter.  In addition, our new Digital Air Gun Controller System is on final field test and we expect initial sales of the system to begin later in fiscal year 2012.  Based on these developments, we anticipate that the full fiscal year 2012 should be a successful year for the Company.

Mr. Soto concluded, “To date in fiscal 2012, Bolt has repurchased almost 45,000 shares of its Common Stock at an average price of $10.45 per share.  Also, the Directors will consider declaring a cash dividend to Stockholders at its November 2011 Board of Directors meeting.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of marine seismic data acquisition equipment used for offshore oil and natural gas exploration.  Bolt, through its SeaBotix Inc. subsidiary, is also a developer and manufacturer of remotely-operated robotic vehicles systems used for a variety of underwater tasks.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These include statements about anticipated financial performance, future revenues and earnings, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters.  Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) risks associated with a significant amount of foreign sales, (v) the risk of fluctuations in future operating results, (vi) risks associated with global economic conditions and (vii) other risks detailed in the Company’s filings with the Securities and Exchange Commission.  The Company believes that forward-looking statements made by it are based on reasonable expectations.  However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,”  “may,” “could,” “should” and similar expressions are intended to identify forward-looking statements.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,
	2011	2010

Sales	$9,572,000	$8,534,000
Costs and expenses	8,608,000	6,376,000
Income before income taxes	964,000	2,158,000
Provision for income taxes	244,000	725,000
Net income	$720,000	$1,433,000

Earnings per share (diluted)	$0.08	$0.17
Average shares outstanding (diluted)	8,557,000	8,514,000

BOLT TECHNOLOGY CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

	September 30,			September 30,
	2011	2010		2011	2010

Assets			Liabilities and Stockholders’ Equity

Current Assets			Current Liabilities
Cash and cash equivalents	$31,332,000	$39,097,000	Accounts payable	$1,678,000	$730,000
Accounts receivable	6,600,000	6,920,000	Accrued expenses	4,688,000	1,433,000
Inventories	16,523,000	12,604,000	Income taxes payable	285,000	711,000
Other	1,484,000	728,000		6,651,000	2,874,000
	55,939,000	59,349,000	Deferred income taxes	2,570,000	-
Property and equipment	5,169,000	4,061,000	Total liabilities	9,221,000	2,874,000

Goodwill	17,227,000	10,957,000	Stockholders’ equity	77,984,000	72,681,000
Other intangible assets	8,643,000	962,000
Other	227,000	226,000
	$87,205,000	$75,555,000		$87,205,000	$75,555,000

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